FOR RELEASE DECEMBER 9, 2008 at 7:30 a.m. ET

Palatin Technologies Announces Extension of Research Collaboration and
License Agreement with AstraZeneca
Enters into Clinical Trial Sponsored Research Agreement

Cranbury, NJ – December 9, 2008 – Palatin Technologies, Inc. (AMEX:PTN) today announced an extension of its exclusive research collaboration and license agreement with AstraZeneca (NYSE:AZN) to discover, develop and commercialize compounds that target melanocortin receptors and the signing of a clinical trial sponsored research agreement.

Under the extension to the license agreement, Palatin will receive an upfront payment of $1.6 million and AstraZeneca has been granted licenses to additional compounds and patents. Additionally, the research collaboration term has been extended, with Palatin contributing scientific expertise and AstraZeneca supporting Palatin’s internal activities at an agreed full-time equivalent rate.

Under the clinical trial sponsored research agreement, Palatin will be responsible for conducting a study of the effects of melanocortin receptor specific compounds on food intake, obesity and other metabolic parameters.

Palatin will be eligible, in the near future, for milestone payments totaling $5 million in connection with the collaboration and license agreement.

“The license extension and clinical trial agreements point to the progress Palatin and AstraZeneca have made with their collaborative melanocortin receptor obesity program,” stated Stephen T. Wills, Palatin’s EVP of Operations and CFO. “Of the total $6.6 million due from AstraZeneca, we anticipate receiving $4.1 million by December 31, 2008 and the remaining $2.5 million in the first quarter of calendar year 2009. This $6.6 million, coupled with $1.7 million that Palatin received this month from the sale of net operating losses to the State of New Jersey, $700,000 from the sale of non-core fixed assets, and a cash and cash equivalents balance of $8.1 million at September 30, 2008, gives Palatin sufficient cash to fund its projected operations through calendar year 2009.”

Under terms of the original collaboration and license agreement signed in January 2007, Palatin received an upfront payment of $10 million from AstraZeneca and is eligible for milestone payments totalling $300 million, with up to $180 million contingent upon development and regulatory milestones and the balance on achievement of sales targets, together with the payment of stepped royalties on product sales to double digit rates, dependent on sales achieved. AstraZeneca is responsible for product commercialization, product discovery and development costs.

About Obesity
The rate of obesity, a chronic disease in which a person’s body weight is seriously greater than is considered healthy, has substantially increased over the past decade – impacting millions of people worldwide – and is expected to continue to grow. Today, over 1.1 billion adults and over

-More-

150 million children worldwide are overweight, with over 300 million adults categorized as obese. According to the American Obesity Association, obesity is the second leading cause of preventable death after smoking and nearly one-third of adults in the United States are obese. Obesity is associated with a number of serious conditions such as heart disease, stroke, cancer, high blood pressure, and diabetes. Americans spend almost $120 billion on medical and related costs of obesity according to the U.S. Surgeon General. Developing an effective therapeutic to address this serious condition could help save billions of dollars as well as millions of lives.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

About AstraZeneca
AstraZeneca is a major international healthcare business engaged in research, development, manufacturing and marketing of prescription pharmaceuticals and supplier for healthcare services. AstraZeneca is one of the world’s leading pharmaceutical companies with healthcare sales of US $29.55 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection product sales. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information visit www.astrazeneca.com

Forward-looking Statements
Statements about future expectations of Palatin Technologies, Inc., including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to Palatin’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to protect its intellectual property, and other factors discussed in the Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:	Palatin Technologies Media Inquiries:
Stephen T. Wills, CPA, MST	Susan Kim, Burns McClellan
EVP-Operations / Chief Financial Officer	Tel: (212) 213-0006
Tel: (609) 495-2200/info@palatin.com	skim@burnsmc.com

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